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Exhibit 21

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

List of Significant Subsidiaries

Entity Name	Formation Jurisdiction
NorthStar Real Estate Income Trust Operating Partnership, LP	Delaware
NS Income Opportunity REIT Holdings, LLC	Delaware
NRFC Income Opportunity Securities Holdings, LLC	Delaware
CMBS Funding Trust III	Delaware
NSREIT WF Loan, LLC	Delaware
NSREIT Saguaro Holdings, LLC	Delaware

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  Exhibit 21
NORTHSTAR REAL ESTATE INCOME TRUST, INC. List of Significant Subsidiaries